Exhibit (j.1)
INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 12 to Registration Statement No. 333-00767 of Amerindo Funds Inc., which includes the Amerindo Technology Fund, on Form N-1A of our report dated December 19, 2003 appearing in the Annual Report to Shareholders of Amerindo Funds for the year ended October 31, 2003, which is incorporated by reference in the Statement of Additional Information and to the references to us under the headings "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 27, 2004